UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2007 (January 18, 2007)

Monarch Community Bancorp, Inc.

____________________________________________

(Exact name of registrant as specified in its charter)

Maryland	000-49814	04-3627031
State or other jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

375 North Willowbrook Road, Coldwater, MI 49036

(Address of principal executive offices) (Zip Code)

(517) 278-4566

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

This Form 8-K is being filed to report the adoption of a resolution on January 18, 2007 to amend Article II, Section 2.11 of the bylaws of Monarch Community Bancorp, Inc. by deleting Section 2.11 (a) and redesignating Section 2.11 (b) and (c) as (a) and (b) respectively.

Section 2.11(a) being deleted reads as follows:

In order to qualify to stand for election or to continue to serve as a director, a person must be employed or have his or her principal residence in any county in which the Corporation or any of its subsidiaries has an office.

Section 2.11 (b) and (c) being redesignated as Section 2.11 (a) and (b) reads as follows:

(a)

No person shall be eligible for election or appointment to the Board of Directors if such person (i) has, within the previous 10 years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818 (u), or any successor provision, (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law, or (iii) is currently engaged in any information, indictment, or other complaint with the commission of or participation in such a crime. No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group that includes a person who is ineligible for election to the Board of Directors under this Section. The Board of Directors shall have the power to construe and apply the provisions of this Section and to make all determinations necessary or desirable to implement such provisions, including and not limited to determinations as to whether a person is a nominee or representative of a person or group and whether a person is included in a group.

(b)	No person shall be elected or appointed as a Director who has attained the age of 70 years at the time of election or appointment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

Exhibit 3.1	Amendment to Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH COMMUNITY BANCORP, INC.

Dated: January 23, 2007	/s//Ralph A. Micalizzi, Jr.
Ralph A. Micalizzi, Jr.

Vice President, Chief Financial Officer and Treasurer